Launching Now: Alice Neel at 22% Discount Inbox ×

MASTERWORKS

~22% DISCOUNT



Alice Neel

Hubert Crehan and Sasha (1962)

From one of the greatest American portraitists of the 20th century. This work was previously exhibited in the Whitney Internally valued at $675k in Oct. '25. Available for $527k.

INVEST NOW

View offering circular below.

MASTERWORKS

View offering circular here Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, investment advice, or a personalized recommendation. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

On October 15, 2025, the Artwork was appraised by Masterworks at a fair market value of $675,000. The fair market value appraisal, a copy of which is filed as Exhibit 99.4 to the offering statement of which this offering circular is an integral part, is relevant only as of the date it was issued and is subject to important qualifications and limitations as set forth therein. Although the Company believes the appraisal provides relevant information for investors, it should only be viewed as a statement of opinion, and undue emphasis should not be placed on the appraised amount. For more information on Masterworks appraisal methodology, conflicts of interest and other important considerations, see "Description of Business – Art Appraisals" in this offering circular.

Museums referenced are not investors in Masterworks Offerings. Their affiliation with artists is not an endorsement of Masterworks.

Masterworks, LLC is located at 1 World Trade Center, 57th Floor, New York, NY 10007.